EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Allot Communications Ltd.’s Key Employees of Subsidiaries and Consultants Share Incentive Plan (1997), Key Employees Share Incentive Plan (1997), Key Employee Share Incentive Plan (2003) and 2006 Incentive Compensation Plan of our report dated August 14, 2006 (except for Notes 9a, 9d and 14, as to which the date is October 30, 2006) with respect to the consolidated financial statements of Allot Communications Ltd. included in its pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s registration statement on Form F-1 (File No. 333-138313), filed on November 16, 2006 with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer ——————————————————— KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel-Aviv, Israel
February 14, 2007